EXHIBIT 10.6

FORM OF

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER

NAVIGANT CONSULTING, INC. 2005 LONG-TERM INCENTIVE PLAN

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is entered into as of [                    ] (the “Effective Date”), between Navigant Consulting, Inc. (the “Company”) and [                    ] (the “Participant”), pursuant to the terms and conditions of the Navigant Consulting, Inc. 2005 Long-Term Incentive Plan, as amended (the “Plan”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Plan.

The Plan provides for the grant of Performance-Based Restricted Stock Units to certain eligible individuals. The Committee has been determined that the Participant should receive an award of Performance-Based Restricted Stock Units under the Plan, and accordingly, the Company and the Participant hereby agree to the restrictions, terms and conditions set forth below.

1.	Grant. The Company hereby grants to the Participant an award (the “Award”) of [ ] performance-based restricted stock units (the “RSUs”). Of the RSUs subject to this Award: [ ]% of the RSUs shall be “Tranche 1 RSUs” and [ ]% of the RSUs shall be “Tranche 2 RSUs.”

2.	Definition of RSUs. Each RSU represents the right to receive one share of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”) as of the date of vesting, upon and subject to the restrictions, terms and conditions of the Plan and this Agreement.

3.	Rights as Stockholder. Unless and until the RSUs have vested, and subsequently been settled in shares of Common Stock in accordance with this Agreement, the Participant will not be entitled to any of the rights of a stockholder with respect to the RSUs or shares of Common Stock underlying the RSUs. By way of example only, the Participant will not have the right to vote shares of Common Stock underlying the RSUs or have the right to receive dividends and other distributions payable with respect to shares of Common Stock underlying the RSUs.

4.	Performance-Based Vesting. Subject to the remainder of this Section 4, the Tranche 1 RSUs and the Tranche 2 RSUs shall vest on the [ ] anniversary of the Effective Date (the “Vesting Date”) and become payable pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth below over the [ ] performance period (the “Performance Period”), provided that that the Participant remains in continuous employment with the Company through the Vesting Date. Attainment of the performance goals shall be determined and certified by the Committee in writing within 60 days following the last day of the Performance Period.

(a)	Tranche 1 RSUs

Subject to the remainder of this Agreement and the terms of the Plan, the Tranche 1 RSUs shall vest based on the Company’s TSR percentile ranking over the Performance Period compared to the TSR of the companies included in the TSR Comparator Group.

	Company Percentile Rank v. TSR Comparator Group	Percent of Tranche 1 RSUs that Shall Vest*
Below Threshold	Below the 25th percentile	[ ]%
Threshold	25th percentile	[ ]%
Target	50th percentile	[ ]%
Maximum	75th percentile and above	[ ]%

*	The vesting percentage of the Tranche 1 RSUs shall be determined using straight-line interpolation between performance levels.

(b)	Tranche 2 RSUs

Subject to the remainder of this Agreement and the terms of the Plan, the Tranche 2 RSUs shall vest based on the Company’s [                    ] for the Performance Period.

	[ ]	Percent of Tranche 2 RSUs that Shall Vest*
Below Threshold	Less than $[ ]	[ ]%
Threshold	$[ ]	[ ]%
Target	$[ ]	[ ]%
Maximum	$[ ]	[ ]%

*	The vesting percentage of the Tranche 2 RSUs shall be determined using straight-line interpolation between performance levels.

(c)	Definitions

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 30-day period immediately preceding the date for the which the Average Stock Price is being determined hereunder.

“TSR” means a company’s cumulative total shareholder return as measured by dividing (A) the sum of the cumulative amount of dividends for the applicable TSR Period, assuming dividend reinvestment, and the difference between the Average Stock Price determined as of the first day of the Performance Period and the Average Stock Price determined as of the last day of the Performance Period, by (B) the Average Stock Price determined as of the first day of the Performance Period.

“TSR Comparator Group” means the Global Industry Classification Standard Commercial and Professional Services Industry Group companies that are also part of the Russell 3000 Index, determined as of the first day of the Performance Period.

5.

Termination by Reason of Death, Disability, or by the Company other than for Cause Prior to a Change in Control. If the Participant’s employment with the Company or one of its Subsidiaries terminates by reason of death or Disability, or is terminated by the Company or one of its Subsidiaries other than for Cause prior to a Change in Control, the Performance Period shall continue through the last day thereof and the Participant shall be entitled to a prorated Award. Such prorated Award shall be equal to the value of the Award at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding anything herein to the contrary, if a Participant shall be entitled to receive shares of Common Stock pursuant to this Section 5, the Company shall issue or transfer to the Participant the number of shares of Common Stock underlying the prorated Award as soon as practicable following the Vesting Date but no later than the March 15th occurring immediately after the Vesting Date.

As used herein, “Disability” shall have the meaning set forth in the Participant’s employment agreement with the Company, and if not defined therein, shall mean a sickness or disability extending for more than three (3) consecutive months as a result of which the Participant is unable to perform his or her duties for the Company or one of its Subsidiaries, as applicable, in the required and customary manner and that will continue for not less than an additional three (3) months, as determined by the Company in its sole discretion. In the event of any dispute regarding the existence of the Participant’s Disability hereunder, the matter shall be resolved by the determination of a physician selected by the Committee and reasonably acceptable to the Participant. The Participant shall submit to appropriate medical examinations for purposes of such determination.

6.

Termination by Reason of Voluntary Termination by Participant or Termination by the Company for Cause. If the Participant’s employment with the Company or one of its Subsidiaries is terminated voluntarily by the Participant for any reason or is terminated by the Company or one of its Subsidiaries for Cause before the Vesting Date, the Participant will forfeit the RSUs as of the date of termination. The Company and its Subsidiaries will not have any further obligations to the

Participant under this Agreement as to any RSUs that are forfeited as provided herein; the Participant will not be entitled to any RSUs on a pro rata basis (or otherwise) as of the date of termination; and the Company and its Subsidiaries will not be liable to provide any replacement benefit or compensation in lieu of such forfeiture.

7.	Change in Control.

(a)	In the event of a Change in Control pursuant to which the RSUs are not effectively assumed by the surviving or acquiring corporation in a Change in Control (with appropriate adjustments to the number and kinds of shares, in each case, that preserve the material terms and conditions of such outstanding RSUs as in effect immediately prior to the Change in Control), the Participant shall be entitled to the value of the Award determined assuming target performance. Notwithstanding anything herein to the contrary, if a Participant shall be entitled to receive shares of Common Stock pursuant to this Section 7(a), the Company shall issue or transfer to the Participant the number of shares of Common Stock underlying the vested Award as soon as practicable following the Change in Control but no later than the March 15th occurring immediately after the year in which the Change in Control occurs.

(b)	In the event a Change in Control occurs during the Performance Period and the Participant’s employment is terminated by the Company or one of its Subsidiaries other than for Cause within 24 months following such Change in Control or by the Participant for Good Reason, the Participant shall be entitled to the value of the Award determined assuming target performance. Notwithstanding anything herein to the contrary, if a Participant shall be entitled to receive shares of Common Stock pursuant to this Section 7(b), the Company shall issue or transfer to the Participant the number of shares of Common Stock underlying the vested Award as soon as practicable following such termination of employment but no later than the March 15th occurring immediately after the year in which such termination of employment occurs.

(c)	“Good Reason” means any of the following actions, events or conditions that occur without the express written consent of the Participant:

(i)	removal by the Company of the Participant’s position as [ ];

(ii)	any material changes by the Company in the Participant’s title, functions, duties, or responsibilities which changes would cause the Participant’s position with the Company to become of significantly less responsibility, importance or scope as compared to the position and attributes that applied to the Participant as of the Effective Date;

(iii)	any material failure by the Company to comply with the provisions of the Employment Agreement between the Participant and the Company; or

(iv)	the requirement made by the Company that the Participant relocate the Participant’s residence;

provided that, the Participant must provide written notice to the Board of the Participant’s intent to terminate employment for Good Reason due to the action, event or condition described in (i) through (iv) above within a period not to exceed ninety (90) days of the initial existence of the action, event or condition, and must provide the Company a period of at least thirty (30) days during which it may remedy the action, event or condition.

8.	Settlement of Award. Subject to Section 10 hereof and the Committee’s certification of the attainment of the performance goals, as soon as practicable after the Vesting Date the Company shall issue or transfer to the Participant the number of shares of Common Stock underlying the vested Award (provided that such shares of Common Stock shall be issued or transferred no later than the March 15th immediately following the Vesting Date); provided, however, that any shares of Common Stock delivered pursuant to Section 7 shall be delivered as soon as practicable following the dates set forth therein but no later than the March 15th immediately following the year in which (i) the Change in Control occurs for shares delivered pursuant to Section 7(a) or (ii) the Participant’s employment terminates for shares delivered pursuant to Section 7(b). The Company may effect such issuance or transfer either by the delivery of one or more stock certificates to the Participant or by making an appropriate entry on the books of the Company or the transfer agent of the Company.

9.	Compliance with Applicable Law. Despite the provisions of Section 8 of this Agreement, the Company is not required to issue or deliver any certificates for shares of Common Stock underlying vested RSUs if at any time the Company determines that the listing, registration or qualification of those shares of Common Stock upon any securities exchange or under any law, or the consent and approval of any governmental body, or the taking of any other action, is necessary or desirable as condition of, or in connection with, the delivery of those shares of Common Stock, unless the listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

10.

Withholding Tax. By executing this Agreement, the Participant has agreed to satisfy any income or other withholding taxes (the “Required Tax Payments”) arising in connection with the Participant’s receipt of this Award, the vesting of the RSUs or the settlement of the Award. Any Required Tax Payments shall be satisfied by the Participant on or prior to the event that results in taxable income to the Participant. The Participant may elect to satisfy his or her Required Tax Payments by either of the following means: (1) a cash payment to the Company, or (2) authorizing the Company to withhold shares of Common Stock that would otherwise be issued or transferred to the Participant having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments. If the Participant shall fail to satisfy his or her Required Tax Payments after request by the Company, the Company may, in its discretion and to the extent permitted by applicable law, deduct any Required Tax Payments from any amount then or thereafter payable by the Company or one of its Subsidiaries to the Participant. No shares of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

11.	No Right to Employment or Service. Nothing in the Plan or this Agreement will be construed as creating any right in the Participant to continued employment with the Company or one of its Subsidiaries, as altering or amending the existing terms and conditions of the Participant’s employment or be deemed to prevent the Company or such Subsidiary from terminating the Participant’s employment at any time, with or without cause.

12.	Cancellation and Forfeiture of Award. This Award is subject to cancellation and forfeiture as provided in Section 5.12 of the Plan.

13.	Nontransferability. No interest of the Participant or any designated beneficiary in or under this Agreement may be assigned or transferred by voluntary or involuntary act or by operation of law other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, the Award and the RSUs subject to the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Distribution of shares of Common Stock underlying any vested RSUs will be made only to the Participant; or if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or if the Participant is deceased, to the Participant’s designated beneficiary or other appropriate recipient in accordance with the beneficiary designation procedures of the Company. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient, and the Committee will extend to those individuals the rights otherwise exercisable by the Participant with regard to any Required Tax Payments in accordance with Section 10 of this Agreement. Any effort otherwise to assign or transfer rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Participant and his or her beneficiary in and under this Agreement.

14.	Investment Representation. The Participant hereby represents and covenants that (a) any shares of Common Stock acquired upon the vesting of the RSUs will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the Vesting Date or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the issuance or transfer to the Participant of any shares of Common Stock subject to the Award, the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or transfer of such shares and, in connection therewith, shall execute any documents that the Committee shall in its sole discretion deem necessary or advisable.

15.	Administration; Plan Document. The Committee has the authority to manage and supervise the administration of the Plan. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement will be subject to the terms of the Plan to the same extent and with the same effect as if set forth fully herein. If the terms of this Agreement conflict with the terms of the Plan, the Plan will control. The Committee has the right to resolve all questions which may arise in connection with this Agreement. This Agreement is subject to all interpretations, determinations, or other actions made or taken by the Committee regarding the Plan or this Agreement, which interpretations, determinations or other actions will be final, binding and conclusive.

16.	Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Navigant Consulting, Inc., Attention: General Counsel, 30 S. Wacker Drive, Suite 3550, Chicago, IL 60606, and if to the Participant, to the last known mailing address of the Participant contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

17.	Entire Agreement; Governing Law. The Plan, this Agreement and any documents expressly referred to herein constitute the entire agreement of the parties with respect to the subject matter hereof and supersede and extinguish all previous contracts, arrangements, agreements, understandings, warranties, representations and promises between the parties (whether written, oral or governed by a course of dealings) and the Participant acknowledges and warrants that he or she is not relying on any understanding, representation, assurance, statement or promise (whether innocently or negligently made) in entering into this Agreement which is not expressly set out herein. This Agreement and all determinations made and actions taken pursuant hereto will be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

18.	Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included.

19.	Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein, their respective heirs, executors, administrators, legal representatives and assigns.

20.	Amendment and Waiver. The provisions of this Agreement may be amended or waived only by written agreement between the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

21.	Section 409A. The Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent; provided, however, that in no event shall the Company or any of its directors, officers, employees or advisors be responsible for any such additional tax, interest or related tax penalties that may be imposed under Section 409A of the Code.

22.	Clawback Provision. Participant acknowledges that Participant has read the Company’s Policy on Recoupment of Incentive Compensation (the “Clawback Policy”). In consideration of the grant of the Award, the Participant agrees to abide by the Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, the Participant agrees that the Company shall have the right to require the Participant to repay the value of the shares received by the Participant pursuant to this Agreement, as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or in accordance with the terms of the Clawback Policy. This Section 22 shall survive the termination of the Participant’s employment for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding upon the Participant and all persons claiming through the Participant.

The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Award subject to all of the terms and provisions of the Plan effective as of the Effective Date. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date described in the first paragraph above.

Navigant Consulting, Inc.

By:

Its:

Participant:

Name:

Dated:

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